CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-46024, 333-82233, 333-58235, 333-06577, 333-73512, 333-109042, 333-127488, 333-155263 and 333-170210) and Form S-3 (File No. 333-192079) of Integra LifeSciences Holdings Corporation of our report dated October 20, 2014 relating to the Statement of Net Assets Acquired and Liabilities Assumed and the Statement of Revenues and Direct Expenses of MicroFrance Manual Instruments, which appears in the Current Report on Form 8‑K/A of Integra LifeSciences Holdings Corporation dated January 9, 2015.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
January 9, 2015